As filed with the Securities and Exchange Commission on April 22, 1997
                                                Registration No. 333- ______
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        BANKUNITED FINANCIAL CORPORATION
                        --------------------------------
             (Exact name of registrant as specified in its charter)


             FLORIDA                                65-0377773
-------------------------------         ------------------------------------
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
incorporation or organization)


                               255 ALHAMBRA CIRCLE
                           CORAL GABLES, FLORIDA 33134
                                 (305) 569-2000
               ---------------------------------------------------
               (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                        BANKUNITED FINANCIAL CORPORATION
                1996 INCENTIVE COMPENSATION AND STOCK AWARD PLAN
                ------------------------------------------------
                            (Full title of the plan)

                                ALFRED R. CAMNER
                              CHAIRMAN OF THE BOARD
                        BANKUNITED FINANCIAL CORPORATION
                               255 ALHAMBRA CIRCLE
                           CORAL GABLES, FLORIDA 33134
                                 (305) 569-2000
                -------------------------------------------------
                (Name, address, including ZIP Code, and telephone
                    number, including area code, of agent for
                                    service)

                                   Copies to:
                             MARSHA D. BILZIN, ESQ.
                               STUZIN AND CAMNER,
                            PROFESSIONAL ASSOCIATION
                           550 BILTMORE WAY, SUITE 700
                          CORAL GABLES, FLORIDA 331314
                                 (305) 442-4994

                                ------------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                           PROPOSED           PROPOSED
                                                                            MAXIMUM            MAXIMUM        AMOUNT OF
                 TITLE OF EACH CLASS                    AMOUNT TO BE    OFFERING PRICE        AGGREGATE     REGISTRATION
           OF SECURITIES TO BE REGISTERED              REGISTERED (1)      PER UNIT        OFFERING PRICE        FEE

-----------------------------------------------------------------------------------------------------------------------------

Class A Common Stock. . . . . . . . . . . . . . . . . . . .550,000 . .    $10.00(2)(3)      $5,500,000.00    $1,666.67
                                                           shares                              (2)(3)
-----------------------------------------------------------------------------------------------------------------------------
Class B Common Stock. . . . . . . . . . . . . . . . . . . .550,000 . .    $10.00(2)(3)      $5,500,000.00    $1,666.67
                                                           shares                              (2)(3)
-----------------------------------------------------------------------------------------------------------------------------
Noncumulative Convertible Preferred Stock, Series B. . . . 100,000 . .   $14.959(2)(3)      $1,495,900.00      $453.30
                                                           shares                              (2)(3)
=============================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), the number of securities registered hereby includes an undetermined number of shares resulting from any stock splits, stock dividends or similar transactions relating to the registered securities.
(2) Pursuant to Rule 457(h)(1) and 457(c) under the Securities Act, estimated for the purpose of calculating the registration fee based on the average of the bid and asked prices of the Class A Common Stock on April 17, 1997, as quoted on the Nasdaq National Market System.
(3) Neither the Class B Common Stock nor the Noncumulative Convertible Preferred Stock, Series B is publicly traded, but each share of Class B Common Stock is convertible into one share of Class A Common Stock, and each share of Noncumulative Convertible Preferred Stock, Series B is convertible into 1.4959 shares of Class B Common Stock. Therefore, the market price of the Class A Common Stock is being used solely for purposes of calculating the registration fee.

                               ------------------

      This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act.

===============================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.           PLAN INFORMATION.*

Item 2.           REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

_____________________

         * The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to
Item 3 of Part II of this Registration Statement, taken together, shall constitute a prospectus which meets the requirements of Section 10(a) of the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           INCORPORATION OF DOCUMENTS.

                  The following BankUnited documents are incorporated by reference herein (Commission File No. 5-43936):

                  (1) BankUnited's Annual Report on Form 10-K/A for the year ended September 30, 1996 filed with the Commission on December 23, 1996.

                  (2) BankUnited's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996 filed with the Commission on February 14, 1997.

                  (3) BankUnited's Current Reports on Form 8-K dated November 15, 1996, December 30, 1996, February 25, 1997, March 24, 1997 and April 2, 1997
filed with the Commission on December 2, 1996, January 9, 1997, February 25, 1997, March 26, 1997 and April 4, 1997, respectively.

                  (4) BankUnited's Current Report on Form 8-K dated March 5, 1993 filed with the Commission to register BankUnited's Class A Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended.

                  Suncoast's Annual Report on Form 10-K for the year ended June 30, 1996 filed with the OTS on September 27, 1996, is also incorporated by reference herein.

                  Suncoast's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 filed with the OTS on November 13, 1996, is also incorporated by reference herein.

                  All documents filed with the Commission by BankUnited pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus, but prior to the termination of the offering to which this Prospectus relates, shall be deemed to be incorporated herein by reference and such documents will be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Item 4.           DESCRIPTION OF SECURITIES.

CLASS A COMMON STOCK

         The Class A Common Stock has been registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. Accordingly, a description of the Class A Common Stock is not required herein.

CLASS B COMMON STOCK

         BankUnited's Articles of Incorporation authorizes the issuance of up to 3,000,000 shares of Class B Common Stock, all of which have the rights and preferences described below. The Class B Common Stock is held by directors, executive officers and certain other stockholders of BankUnited. As of April 10, 1997, 275,685 shares of Class B Common Stock were issued and outstanding and 1,866,957 shares were reserved for issuance under BankUnited's stock option and stock bonus plans and upon the conversion of Series B Preferred Stock, as described below.

         DIVIDENDS. The holders of Class B Common Stock are entitled to dividends when, as, and if declared by BankUnited's Board of Directors out of funds legally available therefor. The payment of dividends on the Class B Common Stock is subject to the right of the holders of the Class A Common Stock to receive a dividend per share of 110% of the amount per share of any dividend declared on the Class B Common Stock.

         VOTING RIGHTS. Each share of Class B Common Stock entitles the holder thereof to one vote on all matters upon which stockholders have the right to vote. The Class B Common Stock does not have cumulative voting rights in the election of directors.

         CONVERTIBILITY. Each share of Class B Common Stock is convertible into one share of Class A Common Stock, subject to adjustment on the occurrence of certain events.

         LIQUIDATION. In the event of any liquidation, dissolution or winding up of BankUnited, the holders of shares of Class B Common Stock are entitled to share equally with the holders of shares of Class A Common Stock, after payment of all debts and liabilities of BankUnited and subject to the prior rights of holders of shares of BankUnited's preferred stock, in the remaining assets of BankUnited.

         NO PREEMPTIVE RIGHTS; REDEMPTION; ASSESSABILITY. Holders of shares of Class B Common Stock are not entitled to preemptive rights with respect to any shares of any stock of BankUnited that may be issued. The Class B Common Stock is not subject to call or redemption and is fully paid and non-assessable.

NONCUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES B

         BankUnited's Articles of Incorporation authorizes the issuance, in series, of up to 10,000,000 shares of preferred stock and permits BankUnited's Board of Directors to establish the rights and preference of each of such series. As of April 10, 1997, 183,818 shares of the Noncumulative Convertible Preferred Stock, Series B ("Series B Preferred") were issued and outstanding. The shares of Series B Preferred Stock are held by directors, executive officers and other stockholders of BankUnited.

         DIVIDENDS. Holders of BankUnited Noncumulative Convertible Preferred Stock, Series B, are entitled to noncumulative cash dividends payable quarterly at the fixed annual rate of $0.7375. As of April 21, 1997, the total annual dividend requirement for all series of BankUnited's outstanding Preferred Stock was $2.9 million. See Notes 13 and 18 to BankUnited's September 30, 1996 Consolidated Financial Statements.

         VOTING RIGHTS. Each share of Series B Preferred Stock is entitled to 2 1/2 votes per share on all matters submitted to a vote of stockholders. The Series B Preferred Stock does not have cumulative voting rights in the election of directors.

         The holders of Series B Preferred Stock are permitted to elect two directors for their class to the Board, if BankUnited fails to declare and pay dividends for six dividend periods, whether or not those periods are consecutive. The right to elect directors would be revoked once BankUnited paid dividends in four consecutive periods.

         CONVERSION RIGHTS. Each share of Series B Preferred Stock is convertible into 1.4959 shares of Class B Common Stock, subject to adjustment on the occurrence of certain events.

         LIQUIDATION. In the event of any liquidation, dissolution or winding up of BankUnited, voluntary or involuntary, and prior to any distribution of assets is made to the holders of Class A Common Stock or Class B Common Stock, if the liquidation is involuntary the holders of the Series B Preferred Stock will be entitled to preferences on liquidation of $7.375 per share and if the liquidation is involuntary then such holders shall be entitled to receive the redemption price per share applicable at the time of liquidation.

         REDEMPTION. The Series B Preferred Stock is redeemable at BankUnited's option at $7.4487 per share until January 31, 1998, and thereafter at $7.375 per share.

         RANK. The Series B Preferred Stock ranks, as to dividend rights, rights upon liquidation, dissolution or winding up of BankUnited, and redemption rights, senior to the Class A Common Stock and Class B Common Stock.

         NO PREEMPTIVE RIGHTS; ASSESSABILITY. Holders of BankUnited's preferred stock are not entitled to preemptive rights with respect to any shares of any stock of BankUnited that may be issued. The outstanding Preferred Stock is fully paid and non-assessable.

CERTAIN ANTI-TAKEOVER PROVISIONS

         Certain provisions of BankUnited's Articles of Incorporation and Bylaws, as well as certain provisions of Florida law, could have the effect of deterring takeovers. The Board of Directors believes that the provisions of BankUnited's Articles of Incorporation and Bylaws described below are prudent and in the best interests of BankUnited and its stockholders. Although these provisions may discourage a future takeover attempt in which stockholders might receive a premium for their shares over the then current market price and may make removal of incumbent management more difficult, the Board of Directors believes that the benefits of these provisions outweigh their possible disadvantages. Management is not aware of any current effort to effect a change in control of BankUnited.

         DIRECTORS. The Board of Directors is divided into three classes of directors serving staggered three-year terms. Vacancies on the Board may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The maximum number of members of BankUnited's Board of Directors is 20.

         Stockholders entitled to vote may nominate persons for election as directors only if written notice is given not later than (i) with respect to an annual meeting, 60 days in advance of the meeting, and (ii) with respect to a special meeting, the close of business on the seventh day following the date on which notice of the meeting is first given.

         CUMULATIVE VOTING. Stockholders may not cumulate their votes in the election of directors.

         CAPITAL STRUCTURE. The Board of Directors may authorize for issuance various series of Common Stock and Preferred Stock with different voting rights. The Board of Directors is authorized to establish the rights and preferences of such stock and issue such shares, subject to stockholder approval in certain circumstances.

Item 5.           INTEREST OF NAMED EXPERTS AND COUNSEL.

                  The validity of the shares of Class A Common Stock offered hereby will be passed upon for BankUnited by Stuzin and Camner, Professional Association ("Stuzin and Camner") Miami, Florida.

                  Alfred R. Camner, Chairman of the Board, Chief Executive Officer, President and a Director of BankUnited, is the senior managing director and a shareholder of Stuzin and Camner, and Marc Lipsitz, a director of BankUnited, is the managing partner of Stuzin and Camner. As of April 10, 1997 directors and employees of Stuzin and Camner directly and indirectly owned in the aggregate 268,423 shares of BankUnited's Class A Common Stock, 684,160 shares of BankUnited's

Class B Common Stock and 107,578 shares of BankUnited's Preferred Stock (including shares that may be acquired by the exercise of options, but not including shares received upon the conversion of other classes of stock).

Item 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Article IX of the Articles of Incorporation of BankUnited provides that BankUnited shall indemnify its officers and directors to the fullest extent permitted by law.

                  The Bylaws of BankUnited provide that BankUnited will indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of BankUnited for any amount for which that person becomes liable under a judgment in such action and reasonable costs and expenses, including attorneys' fees. Such indemnification may only be made, however, if (i) final judgment on the merits is in his or her favor or (ii) in case of settlement, final judgment against him or her or final judgment in his or her favor, other than on the merits, if a majority of the Board of Directors of BankUnited determines that he or she was acting in good faith within the scope of his or her duties and for a purpose he or she could have reasonably believed under the circumstances was in the best interests of BankUnited.

                  Section 607.0831 of the Florida Business Corporation Act provides, among other things, that a director is not personally liable for monetary damages to a company or any other person for any statement, vote, decision, or failure to act, by the director, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and such breach or failure constitutes (a) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(b) a transaction from which the director derived an improper personal benefit;
(c) a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act (relating to the liability of the directors for improper distributions) are applicable; (d) willful misconduct or a conscious disregard for the best interest of BankUnited in the case of a proceeding by or in the right of BankUnited to procure a judgment in its favor or by or in the right of a shareholder; or (e) recklessness or an act or omission in bad faith or with malicious purpose or with wanton and willful disregard of human rights, safety or property, in a proceeding by or in the right of someone other than such company or a shareholder.

                  Section 607.0850 of the Florida Business Corporation Act authorizes, among other things, BankUnited to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of BankUnited) by reason of the fact that he is or was a director, officer, employee or agent of BankUnited (or is or was serving at the request of BankUnited in such a position for any entity) against liability incurred in connection with such proceeding, if he or she acted in good faith and in a manner reasonably believed to be in the best interests of BankUnited and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.

                  Florida law requires that a director, officer or employee be indemnified for expenses (including attorneys' fees) to the extent that he or she has been successful on the merits or otherwise in the defense of any proceeding. Florida law also allows expenses of defending a proceeding to be advanced by a company before the final disposition of the proceedings, provided that the officer, director or employee undertakes to repay such advance if it is ultimately determined that indemnification is not permitted.

                  Florida law states that the indemnification and advancement of expenses provided pursuant to Section 607.0850 is not exclusive and that indemnification may be provided by a company pursuant to other means, including agreements or bylaw provisions. Florida law prohibits indemnification or advancement of expenses, however, if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which such person derived an improper personal benefit; (iii) willful misconduct or conscious disregard for the best interests of BankUnited in the case of a derivative action or a proceeding by or in the right of a shareholder, or (iv) in the case of a director, a circumstance under which the liability provisions of Section
607.0834 of the Florida Business Corporation Act (relating to the liability of directors for improper distributions) are applicable.

                  BankUnited has purchased director and officer liability insurance that insures directors and officers against liabilities in connection with the performance of their duties.

Item 7.           EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.

Item 8.           EXHIBITS.*

                  The following is a list of Exhibits to this Registration
                  Statement:

         4.1 Articles of Incorporation of BankUnited (Exhibit 3.1 to BankUnited's Form 10-K Report for the year ended September 30, 1996).

         4.2 Bylaws of BankUnited (Exhibit 4.5 to BankUnited's Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement, File No. 333-13211, as filed with the Securities and Exchange Commission on November 14, 1996).

         5.1 Opinion of Stuzin and Camner, P.A. regarding the legality of the securities being registered.

         23.1     Consent of Price Waterhouse LLP.

         23.2 Consent of Stuzin and Camner, P.A. (set forth in Exhibit 5.1 to this Registration Statement).

         24.1 Power of attorney (set forth on the signature page in Part II of this Registration Statement).

--------------

* Exhibits containing a parenthetical reference in their description are incorporated herein by reference from the documents described in the parenthetical reference.

Item 9.           UNDERTAKINGS.

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)   To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii)  To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii)    To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida on April 14, 1997.

                                BANKUNITED FINANCIAL CORPORATION

                                By: /s/ ALFRED R. CAMNER
                                   --------------------------------------
                                   Alfred R. Camner
                                   Chairman of the Board, President and
                                   Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alfred R. Camner his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on April 14, 1997 by the following persons in the capacities indicated.



/s/ ALFRED R. CAMNER
--------------------------------          Chairman of the Board, Chief Executive
Alfred R. Camner                          Officer, President and Director
                                          (Principal Executive Officer)

/s/ LAWRENCE H. BLUM
--------------------------------          Director
Lawrence H. Blum


/s/ JAMES A. DOUGHERTY
--------------------------------          Chief Operating Officer, Executive Vice
James A. Dougherty                        President and Director



                                       10


/s/ EARLINE G. FORD
--------------------------------          Executive Vice President, Treasurer and
Earline G. Ford                           Director


/s/ SAMUEL A. MILNE
--------------------------------          Executive Vice President and Chief Financial
Samuel A. Milne                           Officer (Principal Financial Officer and
                                          Principal Accounting Officer)


/s/ MARC D. JACOBSON
--------------------------------          Director
Marc D. Jacobson


/s/ ALLEN M. BERNKRANT
--------------------------------          Director
Allen M. Bernkrant


--------------------------------          Director
Patricia L. Frost


/s/ BRUCE FRIESNER
--------------------------------          Director
Bruce Friesner


/s/ ALBERT J. FINCH
--------------------------------          Director
Albert J. Finch


--------------------------------          Director
Irving P. Cohen


/s/ ANNE W. SOLLOWAY
--------------------------------          Director
Anne W. Solloway


/s/ CHRISTINA CUERVO MIGOYA
--------------------------------          Director
Christina Cuervo Migoya



                                       11




--------------------------------          Director
Neil Messinger

/s/ ELIA J. GIUSTI
--------------------------------          Director
Elia J. Giusti



--------------------------------          Director
Norman E. Mains

/s/ MARC LIPSITZ
--------------------------------          Director
Marc Lipsitz


                                  EXHIBIT INDEX



EXHIBIT
NUMBER                        DESCRIPTION OF DOCUMENT
-------                       -----------------------

  5.1 Opinion of Stuzin and Camner, P.A. regarding the legality of the securities being registered.

  23.1        Consent of Price Waterhouse LLP.